EXHIBIT 10.1


                              AMENDED AND RESTATED
                           CHANGE IN CONTROL AGREEMENT

         This Agreement, dated as of May 21, 1998, is made by and between National Computer Systems, Inc., a Minnesota corporation (the "Company"), and ___________________ (the "Executive"), and supersedes that Change in Control Agreement dated April 15, 1996.

         The Board of Directors of the Company has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change in Control of the Company. The Board believes that it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control, to encourage the Executive's full attention and dedication to the Company currently and in the event of any threatened or pending Change in Control and to provide the Executive with compensation and benefit arrangements upon a Change in Control which ensure that the compensation and benefit expectations of the Executive will be satisfied and which are competitive with those of other corporations. To accomplish these objectives, the Board has authorized this Agreement.

         In consideration of the premises and the mutual covenants contained in this Agreement, the Company and the Executive agree as follows:

         1. Definitions. The definitions set forth in Exhibit A to this Agreement are incorporated herein by reference.

         2. Term of Agreement. This Agreement shall continue in effect until the earliest of (i) termination of Executive's employment prior to a Change in Control, (ii) a Payment Event shall have occurred and the Company shall have performed all of its obligations and satisfied all of its liabilities under this Agreement or (iii) January 31 of the year following at least six months' notice of nonrenewal by either party if such January 31 occurs prior to a Change in Control.

         3. Severance Payments. Upon a Payment Event, in lieu of any further salary payments and any cash severance benefit otherwise payable to the Executive, (a) the Company shall pay to the Executive in cash, within 10 days of the Payment Event, the Severance Payment and (b) for an 24-month period after the Payment Event or until such earlier time that the Executive becomes reemployed, the Company shall arrange to provide the Executive with life, accident and health insurance benefits substantially similar to those that the Executive was receiving upon a Change in Control. Notwithstanding any provision of any incentive compensation plan requiring continued employment after the completed fiscal year or other measuring period as a condition to payment, the Company shall pay to the Executive an amount, in cash, equal to the amount of any incentive compensation that was allocated or awarded to the Executive for a completed fiscal year or other measuring period preceding the occurrence of a Payment Event not yet paid to the Executive.

         4. Acceleration of Vesting.

                  (a) Stock Awards. Notwithstanding the terms of any option, restricted stock grant, stock appreciation right, performance share plan or any other agreement, now existing or hereafter entered into, in which Executive receives an interest in stock of the Company or a right to obtain an interest in stock in the Company or whose economic value depends upon the stock performance of the Company ("Award"), subject to the passage of time, a future event or the payment of money, such Award shall accelerate and become fully vested upon a Payment Event as though all time had passed, all events had occurred and all performances had been attained.

                  (b) ESOP. Notwithstanding the terms of the ESOP, all unvested shares of Common Stock, if any, in the Executive's unvested ESOP account shall become fully vested upon termination of Executive's employment following a Change in Control.

         5. Gross-Up Payment. Following a Payment Event, the Company shall cause its independent auditors promptly to review, at the Company's sole expense, the applicability of Section 4999 of the Code to the Total Payments to be received by Executive. If such auditors determine that any of the Total Payments would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties with respect to such tax (such excise tax, together with any interest and penalties, being collectively referred to as the "Excise Tax"), then, in addition to any amounts otherwise payable under this Agreement, the Company shall pay within 30 days of such determination an additional cash payment (the "Gross-Up Payment") equal to the Excise Tax imposed on the Total Payments plus any Excise Tax, any other income taxes and FICA taxes (determined using the highest applicable rate) that may be imposed on the Gross-Up Payment. If no determination by the Company's auditors is made prior to the time a tax return reflecting the Total Payments is required to be filed by Executive, Executive will be entitled to receive a Gross-Up Payment calculated on the basis of the Total Payments reported by him in such tax return, within 30 days of the filing of such tax return. In all events, if any tax authority determines that a greater Excise Tax should be imposed on the Total Payments than is determined by the Company's independent auditors or reflected in Executive's tax return pursuant to this Section 5, Executive shall be entitled to receive the full Gross-Up Payment calculated on the basis of the amount of Excise Tax determined to be payable by such tax authority from the Company within 30 days of such determination.

         6. Fees and Expenses. The Company shall pay to the Executive reasonable legal fees and reasonable expenses incurred in good faith by the Executive in obtaining the Severance Payment (including, but not limited to, all such fees and expenses, if any, in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder). Such payment shall be made within five business days after delivery of the Executive's written request for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

         7. No Mitigation. The Company agrees that if a Payment Event occurs, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company. The amount of any payment or benefit provided for in Section 3 (other than clause (b)) shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company or any Subsidiary, or otherwise.

         8. Miscellaneous.

                  (a) Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by the internal laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule (whether of the State of Minnesota or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Minnesota.

                  (b) Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

                  (c) Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

                  (d) No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

                  (e) Successor to Company. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

                  (f) Successor to Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate.

                  (g) Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:


                  To the Company:

                  Corporate Secretary
                  National Computer Systems, Inc.
                  P.O. Box 9365
                  Minneapolis, MN 55440

                  To the Executive:

                  --------------------------
                  National Computer Systems, Inc.
                  11000 Prairie Lakes Drive
                  Eden Prairie, MN 55344


                  (h) Counterparts. This Agreement may be simultaneously executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.

                  (i) Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

                  (j) Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.


         IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the date set forth in the first paragraph.

                                              NATIONAL COMPUTER SYSTEMS, INC.


                                             By:  /s/ Russell A. Gullotti
                                                  Russell A. Gullotti
                                             Its: Chairman, President and Chief
                                                    Executive Officer



                                                 ------------------------------
                                                              Executive

                                                                       EXHIBIT A

         "Acquiring Person" shall mean any Person who or which, alone or together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding, but shall not include the Company, any Subsidiary of the Company or any employee benefit plan of the Company or of any Subsidiary of the Company or any entity holding shares of Common Stock organized, appointed or established for, or pursuant to the terms of, any such plan. For purposes of this Agreement, any calculation of the number of shares of Common Stock outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding shares of Common Stock of which any Person is the Beneficial Owner, shall be made in accordance with the last sentence of Rule 13d-3(d)(1)(i) of the General Rules and Regulations under the Exchange Act.

         "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

         "Applicable Incentive Amount" means two times the amounts payable to the Executive pursuant to all Incentive Compensation Plans if performance had been at Target Level at the end of the applicable performance periods.

         "Beneficial Owner" means beneficial owner (as defined in Rule 13d-3 under the Exchange Act) and "beneficially own" has a meaning correlative therewith.

         "Cause" means (i) the willful and continued failure by the Executive to substantially perform the Executive's duties with the Company or a Subsidiary, as such duties may be defined from time to time, or abide by the written policies of the Company or of the Executive's primary employer (other than any such failure resulting from the Executive's termination for Good Reason by the Executive) after a written demand for substantial performance is delivered to the Executive by the Board of Directors which demand specifically identifies the manner in which the Board of Directors believes that the Executive has not substantially performed the Executive's duties or has not abided by written policies, or (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company or its Subsidiaries, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of the Company and its Subsidiaries.

         "Change in Control" means (i) a public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to Section 13(d) of the Exchange Act) is made by the Company or any Person that such Person has become an Acquiring Person, unless approved by the Board of Directors, (ii) a public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to
Section 13(d) of the Exchange Act) is made by the Company or any Person that such Person beneficially owns more than 50% of the Common Stock, regardless of whether approved by the Board of Directors, (iii) a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company or any employee benefit plan of the Company or of any Subsidiary of the Company or any entity holding shares of Common Stock organized, appointed or established for, or pursuant to the terms of, any such plan) is commenced (within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act), if, upon the consummation thereof, such Person would be an Acquiring Person, (iv) the Company enters into a merger, consolidation or statutory share exchange with any other Person in which the surviving entity would not have as its directors at least 60% of the Continuing Directors and would not have at least 60% of its common stock owned by the common shareholders of the Company prior to such merger, consolidation or statutory share exchange, or (v) a sale or disposition of all or substantially all of the assets of the Company or the dissolution of the Company.

         "Code" means the Internal Revenue Code of 1986, as the same may be amended from time to time.

         "Common Stock" means the Company's Common Stock, $.03 par value per share.

         "Continuing Director" means any Person who is a member of the Board of Directors of the Company, is not an Acquiring Person or an Affiliate or Associate of an Acquiring Person or a representative of an Acquiring Person or of any such Affiliate or Associate, and was a member of the Board of Directors immediately prior to a Change in Control. A Continuing Director also means any Person who subsequently becomes a member of the Board of Directors of the Company and is not an Acquiring Person or an Affiliate or Associate of an Acquiring Person or a representative of an Acquiring Person or of any such Affiliate or Associate, if such Person's initial nomination for election or initial election to the Board of Directors is recommended or approved by a majority of the Continuing Directors; provided that any Person who first becomes a member of the Board of Directors of the Company in connection with a transaction described by clause (iv) of the definition of "Change in Control" shall not be a Continuing Director.

         "Disability" means any physical or mental illness or impairment that renders Executive unable to substantially perform all of such Executive's duties and services hereunder in a satisfactory manner for a period of 60 consecutive days.

         "ESOP" means the Company's Employee Stock Ownership Plan as in effect on the date hereof or hereafter amended.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Good Reason" means (i) the assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, office, title and reporting requirement), authority, duties or responsibilities or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; (ii) the Company's requiring the Executive to be based at any office or location further than 60 miles from Executive's place of employment immediately prior to a Change in Control; (iii) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement; (iv) any failure by the Company to comply with and satisfy
Section 8(e) of this Agreement, provided that such successor has received at least ten days prior written notice from the Company or the Executive of the requirements of Section 8(e) of the Agreement; (v) a reduction in the Executive's annual base salary as in effect on the date hereof or as the same may be increased from time to time; (vi) the failure by the Company or a Subsidiary to pay to the Executive any portion of the Executive's compensation within seven days of the date of such compensation is due; (vii) the failure by the Company or a Subsidiary to continue in effect any compensation plan in which the Executive participates immediately prior to the Change in Control which is material to the Executive's total compensation unless an equitable arrangement (embodied in an ongoing substitute or alternative plan or arrangement) has been made with respect to such plan, or the failure by the Company or a Subsidiary to continue the Executive's participation therein (or in such substitute or alternative plan or arrangement) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Executive's participation relative to other participants, as existed at the time of the Change in Control; or (viii) the failure by the Company or a Subsidiary to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company's or a Subsidiary's retirement, life insurance, medical, health and accident, or disability plans in which the Executive was participating at the time of the Change in Control, the taking of any action by the Company or a Subsidiary which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change in Control, or the failure by the Company or a Subsidiary to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Company and its Subsidiary in accordance with the Company's or a Subsidiary's normal vacation policy in effect at the time of the Change in Control.

         "Incentive Compensation Plans" means any incentive compensation plan of the Company in which Executive participates that has a performance period commencing (i) coincident with or (ii) most recently prior to, whichever applies, the date on which the Change in Control or Severance Event occurs, assuming that the Executive was continuously employed by the Company or a Subsidiary until the last day of the performance period.

         "Payment Event" means the occurrence of a Change in Control coincident with or followed (i) at any time before the end of the 24th month immediately following the month in which the Change in Control occurred, by the termination of the Executive's employment with the Company or a Subsidiary for any reason other than (A) by the Executive without Good Reason, (B) by the Company as a result of the Disability of the Executive or for Cause or (C) as a result of the death of the Executive or (ii) in the event the Executive remains continuously employed by the Company or a Subsidiary until the end of the 24th month immediately following the month in which the Change in Control occurred, the termination of the Executive's employment with the Company or a Subsidiary, at any time during the three-month period immediately following the expiration of such 24-month period, for any reason other than (A) by the Company as a result of the Disability of the Executive or (B) as a result of the death of the Executive. Any transfer of the Executive's employment from the Company to a Subsidiary, from a Subsidiary to the Company, or from one Subsidiary to another Subsidiary shall not constitute a termination of the Executive's employment for purposes of this Agreement.

         "Person" means any individual, firm, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

         "Severance Payment" means an amount equal to the higher of (a) two times Executive's annual base salary in effect immediately prior to the occurrence of the Change in Control plus two times the Applicable Incentive Amount or (b) two times Executive's annual base salary in effect immediately prior to the occurrence of the Payment Event plus two times the Applicable Incentive Amount.

         "Subsidiary" means a corporation or other entity or enterprise, whether incorporated or unincorporated, of which at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others serving similar functions with respect to such corporation or other entity or enterprise is owned, directly or indirectly, by the Company.

         "Target Level" means that (a) all of Executive's personal goals and objectives as set forth in any Incentive Compensation Plan performance goal sheet or addendum applicable to the Executive are accomplished and (b) the "Target" for Company's financial goals and objectives specified in any such sheet or addendum are achieved.